UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2014 (April 3, 2014)

InfoSonics Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-32217	33-0599368
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 Executive Drive, Suite #100,

San Diego, CA 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 373-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 3, 2014, the Compensation Committee of InfoSonics Corporation (the “Company”) approved an employment agreement as set forth below under Item 5.02 of this Current Report which is incorporated herein by this reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2014, the Compensation Committee of the Company authorized and approved an employment agreement between the Company and Mr. Vernon A. LoForti, the Company’s Chief Financial Officer (the “Agreement”).

The Company previously entered in an agreement with Mr. LoForti that expired on March 1, 2014. The replacement Agreement will become effective on April 9, 2014 and will expire on April 8, 2016. Under the terms of the Agreement, the Company agrees to pay Mr. LoForti an annual base salary of $205,000 and to provide him with a bonus plan whereby he may earn up to 35% of his annual salary based on achievement of specific goals and objectives to be established by the Compensation Committee. If, as defined in the Agreement, Mr. LoForti’s employment is terminated without “cause” or if he resigns for “reasonable basis,” he will be entitled to receive as severance, payments of his base salary for 9 months, conditioned upon the execution by Mr. LoForti within 45 days of the termination date, of a general release and waiver of claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InfoSonics Corporation

/s/ Vernon A. LoForti
Vernon A. LoForti
Date: April 9, 2014	Chief Financial Officer